Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Roze AI, Inc. and subsidiaries.:

We hereby consent to the inclusion in this Registration Statement of Roze AI, Inc. and subsidiaries. (the “Company”) on Form F-1 of our report dated May 8, 2026, with respect to the audited financial statements of the Company for the years ended December 31, 2025, and 2024, appearing in the Company’s Registration Statement on Form F-1. Our report dated May 8, 2026, relating to the consolidated financial statements includes an emphasis paragraph relating to uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ TAAD, LLP

Diamond Bar, California

May 8, 2026